Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
License Agreement
Made as of the 2nd day of April 2008 (the “EFFECTIVE DATE”)
by and between
Chiesi Farmaceutici S.p.A.
a company duly organized and existing under the laws of Italy, with its principal place of business at Via Palermo 26/A, 43100 Parma, Italy
(hereinafter referred to as “LICENSOR”)
and
Eurand Pharmaceuticals Inc.
a company duly organized and existing under the laws of Delaware, with its principal place of business at 790 Township Line Road, Suite 250, Yardley, Pennsylvania 19067 U.S.A.
(hereinafter referred to as “LICENSEE”)

WITNESSETH
WHEREAS, LICENSOR has developed the LICENSED PRODUCT (hereinafter defined) containing the COMPOUND (hereinafter defined) and LICENSOR owns or CONTROLS (hereinafter defined) the LICENSED KNOW HOW (hereinafter defined) and LICENSED TRADEMARK (hereinafter defined), all of them relevant to the LICENSED PRODUCT;
WHEREAS, LICENSEE has the capabilities, directly or indirectly, to develop, register, manufacture, distribute, market and sell pharmaceutical specialties in the TERRITORY (as hereinafter defined);
WHEREAS, LICENSEE has reasonably investigated the LICENSED KNOW HOW;
WHEREAS, LICENSEE after having reasonably investigated the LICENSED KNOW HOW, desires to acquire a license to further develop the LICENSED PRODUCT and to manufacture, use, market, promote, sell and distribute the LICENSED PRODUCT under a LICENSED TRADEMARK in the LICENSED FIELD (hereinafter defined) in the TERRITORY, and LICENSOR is willing to provide LICENSEE with such license, subject to the terms and conditions of this AGREEMENT;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be bound, and it being understood that the above recitals shall be deemed to be incorporated into and form part of this AGREEMENT, the parties hereby agree as follows:
Article 1.00 — Definitions
For the purpose of this AGREEMENT the following definitions shall be applicable.
1.01	“AFFILIATE” shall mean any company or business entity controlled by, controlling or under common control with a party to this AGREEMENT. For this purpose, “control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a company and control is conclusively presumed in case of direct or indirect ownership of more than 50% (fifty percent) of the voting stock of such company.
1.02	“AGREEMENT” shall mean this License Agreement by and between LICENSOR and LICENSEE together with all its Appendices.
1.03	“COMPOUND” shall mean the active ingredient known as “Beclomethasone dipropionate”.
1.04	“CONTROLLED” or “TO CONTROL” shall in relation to any INTELLECTUAL PROPERTY RIGHTS mean such INTELLECTUAL PROPERTY RIGHTS in the possession (whether by ownership, licence or other right, other than pursuant to this AGREEMENT) by a party or its AFFILIATES with the ability to grant to the other party access and/or a licence (or sublicence) as provided herein under such right without violating the terms of any agreement or other arrangement with any THIRD PARTY and without requiring any further consent from such THIRD PARTY.
1.05	“DEVELOPMENT PLAN” shall mean a detailed development plan, including study protocols, timelines and associated budget, *** relating to the further development of the LICENSED PRODUCT in accordance with the terms of this AGREEMENT. A first outline of the DEVELOPMENT PLAN, as agreed upon between the parties, shall be attached hereto as Appendix A *** below, which shall be considered an integral part of this AGREEMENT.
1.06	“FIRST COMMERCIAL SALE” shall mean the first sale of the LICENSED PRODUCT in each country of the TERRITORY by LICENSEE, directly or indirectly, to an unrelated THIRD PARTY on a commercial basis.
1.07	“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.
1.08	“HPB” shall mean the Health Protection Branch in Canada or any successor entity thereto.

1.09	“IMPROVEMENT” shall mean any discovery, development, invention, enhancement or modification, patentable or otherwise, relating to the LICENSED PRODUCT owned or CONTROLLED by LICENSOR or LICENSEE, including any analytical methodology, ingredients, preparation, presentation, means of delivery or administration, indication, use or packaging of the LICENSED PRODUCT.
1.10	“IND” shall mean an Investigational New Drug Application in respect of the LICENSED PRODUCT in the TERRITORY.
1.11	“INTELLECTUAL PROPERTY RIGHTS” shall mean patents, trade marks, service marks, logos, trade names, rights in designs, copyright, utility models, rights in know how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
1.12	“LICENSED FIELD” shall mean the treatment of inflammatory bowel diseases and related complications.
1.13	“LICENSED KNOW HOW” shall mean, in relation to the LICENSED PRODUCT, all information, procedures (including, but not limited to manufacturing and packaging), instructions, techniques, data, technical information, knowledge and experience (including toxicological, pharmaceutical, clinical, non-clinical, medical data and health registration data), designs, manufacturing processing, processing specifications and technology to the extent necessary, useful or used to develop, make, package, market, promote, distribute, sell, or offer for sale the LICENSED PRODUCT in the TERRITORY, whether in written electronic or other form, in each case as owned or CONTROLLED by LICENSOR as of the EFFECTIVE DATE or during the TERM.
1.14	“LICENSED PRODUCT” shall mean the finished, i.e. formulated and packaged ready for use on human patients, pharmaceutical product containing the

COMPOUND as the pharmaceutically active ingredient, in a tablet form, manufactured under the LICENSED KNOW HOW.
1.15	“LICENSED TECHNOLOGY” shall mean the LICENSED KNOW HOW, the LICENSED TRADEMARK and any IMPROVEMENTS CONTROLLED by LICENSOR.
1.16	“LICENSED TRADEMARK” shall mean the trademark belonging to or CONTROLLED by LICENSOR, which shall be used by LICENSEE to market and sell the LICENSED PRODUCT in the TERRITORY and which is set out in Appendix B, which shall be considered an integral part of this AGREEMENT.
1.17	“MARKETING EXCLUSIVITY PERIOD” shall mean that period of regulatory exclusivity conveyed by the FDA and the HPB for the first LICENSED PRODUCT to achieve an NDA and an NDS, respectively.
1.18	“NDA” shall mean a New Drug Application approved by the FDA, and any renewals, amendments or supplements thereto in respect of the LICENSED PRODUCT.
1.19	“NDS” shall mean a New Drug Submission approved by the HPB, and any renewals, amendments or supplements thereto in respect of the LICENSED PRODUCT.
1.20	“NET SALES” shall ***
1.21	“PATENT” or “PATENTS” shall mean any and all patent(s) and patent applications owned or CONTROLLED as of the EFFECTIVE DATE or during the TERM by LICENSOR as well as any extension thereof, including supplementary protection certificates, together with any continuations, continuations-in-part, divisions and reissues thereof, in each case which if not licensed herein would be infringed by using, developing, manufacturing, packaging, registering, storing, handling, promoting, distributing, marketing, selling or otherwise transferring physical possession of or otherwise transferring title in or to the LICENSED PRODUCT.

1.22	“TERRITORY” shall mean the United States of America (including the US Virgin Islands and Puerto Rico) and Canada.
1.23	“THIRD PARTY” shall mean any entity other than LICENSOR, LICENSEE and their respective AFFILIATES.
Article 2.00 — Grant
2.01
LICENSOR hereby grants to LICENSEE, subject to the terms and conditions herein contained, and LICENSEE hereby accepts from LICENSOR, (a) a non-exclusive license outside the TERRITORY, under the LICENSED TECHNOLOGY, to use, develop, make and have made (including, manufacturing and packaging), store and handle, the LICENSED PRODUCT and IMPROVEMENTS (owned or CONTROLLED by LICENSOR) in the LICENSED FIELD but solely for subsequent export thereof in the TERRITORY for resale, and (b) an exclusive (even as to LICENSOR) non-transferable license (including the right to grant sub-licenses in the limits set forth under Section 2.02 below) in the TERRITORY, under the LICENSED TECHNOLOGY, to use, develop, make and have made (including, manufacturing and packaging), register, import, store, handle, market, promote, distribute, sell and/or offer for sale, the LICENSED PRODUCT and IMPROVEMENTS (owned or CONTROLLED by LICENSOR) in the LICENSED FIELD. For purposes of clarity, the above license grants include the ability to subcontract to THIRD PARTIES the above allowed activities of using, developing, making and having made (including, manufacturing and packaging), storing and handling and the engagement of a contract sales force for the marketing and sale of the LICENSED PRODUCT in the TERRITORY. Furthermore, the license granted in paragraph (a) above also includes a non exclusive unblocking license under any PATENT to the extent strictly necessary to LICENSEE to perform the activities as set out in such paragraph (a).
2.02
Except to its AFFILIATES or to THIRD PARTIES as specifically set forth under Section 2.01 above, LICENSEE ***.

2.03
Except to the extent permitted under this AGREEMENT, *** *** Without prejudice to the foregoing, in the event that LICENSOR decides to license the LICENSED PRODUCT in the TERRITORY for use in the Gastrointestinal field, then LICENSEE ***
2.04
All rights and licenses granted to LICENSEE under this Article 2.00 are, and shall be deemed to be, for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to “intellectual property” (including as such term is defined under section 101(35A) of the United States Bankruptcy Code).
Article 3.00 — Milestone Payments
3.01
In consideration of the rights granted to LICENSEE under this AGREEMENT, LICENSEE shall make to LICENSOR total milestone payments of USD *** United States Dollars) made up as follows:
A. USD *** United States Dollars) ***;
B. USD *** United States Dollars) ***;
C. USD *** United States Dollars) ***;
D. USD *** United States Dollars) ***.
3.02
All milestone payments to be made by LICENSEE to LICENSOR under this Article 3.00 shall be ***.

Article 4.00 — Development and Regulatory Activities
4.01
Promptly after the EFFECTIVE DATE, LICENSOR shall disclose and transfer to LICENSEE, at its own expense, all existing LICENSED KNOW HOW, including, without limitation the documents set forth on Appendix C and, promptly thereafter, throughout the TERM disclose and transfer all LICENSED KNOW HOW that LICENSOR shall CONTROL not previously disclosed and transferred to LICENSEE. In addition and in order to support LICENSEE in carrying out the DEVELOPMENT PLAN, LICENSOR shall collaborate with LICENSEE, for maximum 3 (three) meetings of 1 (one) day each at times and locations to be agreed upon, for the time necessary to file an IND in the TERRITORY. Any further reasonable assistance possibly required by LICENSEE from time to time for the above purposes may be furnished by LICENSOR at reasonable terms to be agreed upon in due course.
4.02
LICENSEE shall use all commercially reasonable efforts (commensurate with those efforts used by LICENSEE in connection with its own products of similar nature, value and status) (“ALL COMMERCIALLY REASONABLE EFFORTS”) to ***.
4.03
LICENSEE undertakes to keep LICENSOR duly and fully informed of the activities made by LICENSEE pursuant to Section 4.02 herein above by providing LICENSOR on an annual basis with detailed reports in writing informing LICENSOR of the progress made and results of the studies undertaken pursuant to the DEVELOPMENT PLAN. Furthermore, LICENSEE shall ***. Finally, it is also agreed that the parties shall meet on a regular schedule (at least twice every year) at a location mutually agreed, to review the progress of the development hereunder and to discuss possible issues emerging from such development.
4.04
LICENSEE shall use ALL COMMERCIALLY REASONABLE EFFORTS to obtain, at its own costs, approval of an NDA and an NDS and thereafter, LICENSEE shall undertake all commercially reasonable steps to maintain the NDA and the NDS throughout the TERM, including but not limited to any renewals thereof and any necessary submissions of information concerning the efficacy and safety of the LICENSED PRODUCT.
LICENSEE shall provide LICENSOR, without unreasonable delay, with a full copy in electronic form of the NDA and the NDS, any renewals thereof, any and all relevant communications with the FDA and the HPB and/or comparable foreign authority concerning the NDA and the NDS; provided that such NDA, NDS and any other documentation provided hereunder are the confidential information of LICENSEE (subject to Section 11.02 below) and such copy shall not be reproduced or copied and shall be kept in the legal archival files of LICENSOR and furthermore shall not be used for any purpose (except as allowed under Article 5 hereunder) or disclosed to any THIRD PARTY without the prior written consent of LICENSEE, unless the provisions of Section 12.06 below shall apply.
4.05
No later than 10 (ten) weeks after execution of this AGREEMENT, the parties shall promptly develop and agree appropriate procedures for exchange of adverse event and pregnancy exposure data concerning the LICENSED PRODUCT (the “PHARMACOVIGILANCE AGREEMENT”). Until the PHARMACOVIGILANCE AGREEMENT is agreed, the parties shall exchange such data in a manner that enables each party to fulfil regulatory requirements within their own territories (and within any other limits of this AGREEMENT).
Article 5.00 — Grant Back
5.01
Each party shall promptly disclose to the other party material, information and data that solely results from its pharmacological and/or clinical and/or other investigations of the LICENSED PRODUCT and any IMPROVEMENT to the LICENSED PRODUCT and/or its manufacture it develops or obtains or it otherwise CONTROLS during the TERM, provided that such material, information, data and IMPROVEMENTS provided hereunder are the confidential information of the party providing such to the other party (subject to Article 11 below) and such items shall not be used or disclosed to any THIRD PARTY without the prior written consent of the disclosing party except as specifically allowed hereunder. Upon the written request of LICENSOR, LICENSEE shall hereby grant LICENSOR a *** license, *** to use, solely in relation to the LICENSED PRODUCT, all such material, information, data and IMPROVEMENTS in the LICENSED FIELD outside the TERRITORY solely in countries where LICENSOR has a direct marketing organization on the date of the above LICENSOR’s written request; furthermore, upon the written request of LICENSOR, LICENSEE shall hereby grant LICENSOR such license for all other countries outside the TERRITORY upon payment by LICENSOR to LICENSEE of royalties equal to *** percent) on net sales (defined as the NET SALES hereunder) of LICENSED PRODUCT in such other countries on the same terms as those applicable to the payment of royalties by LICENSEE hereunder. LICENSOR shall pay the above royalties until such time as LICENSOR has paid to LICENSEE an amount equal to *** percent) of the duly documented direct costs incurred by LICENSEE (with an audit right for LICENSOR pursuant to the terms of Section 7.04 below) for generating the above material, information, data and IMPROVEMENTS.
Article 6.00 — Marketing of LICENSED PRODUCT
6.01
LICENSEE undertakes to use ALL COMMERCIALLY REASONABLE EFFORTS to make the FIRST COMMERCIAL SALE in the United States within *** from the date of obtaining the NDA. If LICENSEE, through no fault of LICENSOR or otherwise due to applicable laws or factors beyond its reasonable control, fails to so launch the LICENSED PRODUCT within such period, LICENSOR may terminate this AGREEMENT in the United States upon *** written notice to LICENSEE, provided, however, that if LICENSEE makes the FIRST COMMERCIAL SALE within said *** period, then this AGREEMENT shall continue in full force and effect; further provided, that in the event that LICENSEE has a good faith belief that it can effect a FIRST COMMERCIAL SALE but requires a commercially reasonable extension of the requisite timelines, the parties shall make good faith efforts to meet and discuss such extension.
6.02

LICENSEE shall use ALL COMMERCIALLY REASONABLE EFFORTS to promote, market, create a demand and continuously develop the sales of the LICENSED PRODUCT in the TERRITORY throughout the TERM. Specifically, LICENSEE covenants that it will use ALL COMMERCIALLY REASONABLE EFFORTS to develop and maintain sales and marketing staff sufficient for the coverage of the selected target (physicians, non-physician prescribers, managed care organizations, pharmacies and wholesalers), including a minimum number of medical contacts per calendar year and top ranking position in the detailing list. LICENSEE, in promoting and marketing the LICENSED PRODUCT hereunder, covenants to comply with any and all applicable laws in the TERRITORY.
6.03
LICENSEE shall submit to LICENSOR from time to time, but not less frequently than every ***, a report on the market situation in the TERRITORY.
Article 7.00 — Royalties and Sales Reports
7.01
In further consideration of the rights granted to LICENSEE under Section 2.01 herein above, LICENSEE shall pay to LICENSOR, in addition to the milestone payments referred to in Article 3.00 herein above, (a) for the period until the expiry of the MARKETING EXCLUSIVITY PERIOD in a country in the TERRITORY royalties at the rate of *** percent) up to USD *** United States Dollars) of NET SALES in such country in the TERRITORY and *** percent) above USD *** United States Dollars) of NET SALES in a country in the TERRITORY and (b) following the period described in (a) above royalties at the rate of *** percent) of NET SALES in such country in the TERRITORY, during the TERM as defined in Section 12.01 below. Notwithstanding the above, in the event that LICENSEE determines that it must procure and maintain a THIRD PARTY license in order to use, develop, make and have made (including, manufacturing and packaging), register, store, handle, market, promote, distribute, sell and/or offer for sale the LICENSED PRODUCT and it is necessary for LICENSEE to make royalty payments and/or other payments to such THIRD PARTY to secure such license (collectively, the “THIRD PARTY PAYMENTS”), LICENSEE will be entitled to offset all such THIRD PARTY

PAYMENTS against up to *** percent) of any royalties owed to LICENSOR pursuant to this Section 7.01 during the TERM.
7.02
LICENSEE shall provide LICENSOR within *** after the end of each calendar quarter, with a report, divided into one-month periods, stating the volume of LICENSED PRODUCT distributed free of charge, gross sales in units and values and deductions therefrom in computing NET SALES and the amount of royalties accrued in such quarter. The amount of royalties accrued for sales within Canada shall be stated in the local currency for Canada and converted into USD$ for each month in such calendar quarter on the basis of the average of the daily closing official exchange rate(s) within such months quoted in the London Financial Times or any successor publication. ***, LICENSEE shall transfer, by wire, the due amount of royalties to such bank account as LICENSOR may indicate from time to time. Payment of all royalties due hereunder shall be made in USD$.
7.03
In the event that any payment due hereunder is not made when due, the payment shall accrue interest, beginning on the first day following the calendar quarter to which such payment relates, calculated at the annual rate of the sum of (a) ***percent), plus (b) the yield rate of the US 10 Year Treasury Note as quoted in the London Financial Times or any successor publication on the date said payment is due, or on the date the payment is made, whichever is higher, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate for corporations. Such royalty payment, when made, shall be accompanied by all interest so accrued.
7.04
LICENSEE shall keep full and accurate books and records setting forth the volume of LICENSED PRODUCT distributed free of charge, gross sales in units and values and deductions therefrom in computing NET SALES and the amount of royalties accrued. Upon LICENSOR’s request, LICENSEE shall permit LICENSOR, at LICENSOR’s expense, by independent certified public accountant reasonably acceptable to LICENSEE, to examine such books and records at any reasonable time, but not later than *** following the date of any such reports, accountings, and payments and not more frequently than ***.

7.05
Any taxes, imposts, withholdings or other amounts required by law to be paid or withheld by LICENSEE for the account of LICENSOR, on amounts payable to LICENSOR under this AGREEMENT, shall be deducted at the rates specified by the applicable law, provided that LICENSEE shall promptly provide LICENSOR with receipts from the tax authorities evidencing payment of such taxes. LICENSEE shall take all commercially reasonable steps at LICENSOR’s request and sole cost in order to allow LICENSOR to take advantage of the relevant double taxation treaty(ies) for the purpose of avoiding or minimizing withholding taxes on such amounts, if any.
Article 8.00 — Representations and Warranties
8.01
LICENSEE represents and warrants, on its own behalf and on behalf of its AFFILIATES, to LICENSOR that as of the EFFECTIVE DATE:
(a)	LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware.

(b)	The execution, delivery and performance of this AGREEMENT has been fully authorized by the Board of Directors of LICENSEE, and there is no hindrance, by law, agreement or otherwise, preventing it from entering into this AGREEMENT or from performing fully its obligations thereunder. This AGREEMENT has been duly executed and delivered by LICENSEE and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof. LICENSEE has the full right to enter into this AGREEMENT and to fully perform its obligations hereunder. LICENSEE has not previously granted, and during the TERM will not knowingly make any commitment or grant any rights which are in conflict in any material way with the rights and licenses granted herein. LICENSEE will not, during the TERM, encumber its interest in the LICENSED TECHNOLOGY with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into patent or other intellectual property ownership, unless the encumbrance is expressly subject to the licenses herein.

(c)	Neither the execution and delivery of this AGREEMENT nor the consummation of the transactions contemplated hereby will (i) violate or result in a breach of or default under (A) any of the present provisions of its governing instruments, or (B) any mortgage, indenture, contract, agreement, license, franchise, permit, instrument, trust, power, judgment, decree, order, ruling or statute or regulation to which it is presently a party or by which it or its properties may be bound, (ii) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of its properties, assets, business, agreements or contracts, or (iii) require any consent, approval or waiver of, filing with, or notification to any person (including, without limitation, any governmental authority), not heretofore obtained or effected, except regulatory filings and approvals contemplated in the performance of this AGREEMENT.
8.02
LICENSOR represents and warrants, on its own behalf and on behalf of its AFFILIATES, to LICENSEE that as of the EFFECTIVE DATE:
(a)	LICENSOR is a corporation duly organized, validly existing and in good standing under the laws of Italy.

(b)	The execution, delivery and performance of this AGREEMENT has been fully authorized by the Board of Directors of LICENSOR, and there is no hindrance, by law, agreement or otherwise, preventing it from entering into this AGREEMENT or from performing fully its obligations thereunder. This AGREEMENT has been duly executed and delivered by LICENSOR and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof. LICENSOR has the full right to enter into this AGREEMENT, and to fully perform its obligations hereunder. LICENSOR has not previously granted, and during the TERM will not make any commitment or grant any rights which are in conflict in any material way with the rights and licenses granted herein. LICENSOR will not, during the TERM, encumber its interest in the LICENSED TECHNOLOGY with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into patent or other intellectual property ownership, unless the encumbrance is expressly subject to the licenses herein.
(c)	Neither the execution and delivery of this AGREEMENT nor the consummation of the transactions contemplated hereby will (i) violate or result in a breach of or default under (A) any of the present provisions of its governing instruments, or (B) any mortgage, indenture, contract, agreement, license, franchise, permit, instrument, trust, power, judgment, decree, order, ruling or statute or regulation to which it is presently a party or by which it or its properties may be bound, (ii) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of its properties, assets, business, agreements or contracts, or (iii) require any consent, approval or waiver of, filing with, or notification to any person (including, without limitation, any governmental authority), not heretofore obtained or effected, except regulatory filings and approvals contemplated in the performance of this AGREEMENT.

(d)	LICENSOR is the legal and beneficial owner of, or CONTROLS, and has the unencumbered right to license to LICENSEE in the manner set forth in this AGREEMENT, the LICENSED TECHNOLOGY in the TERRITORY and no further approvals or consents are required to effect such license which have not been obtained.

(e)	The LICENSED TECHNOLOGY constitute all of the intellectual property that is CONTROLLED by LICENSOR and used in the development, manufacture or commercialization of LICENSED PRODUCT and, to LICENSOR’s knowledge, the development, manufacture or commercialization of LICENSED PRODUCT in the TERRITORY does not infringe the INTELLECTUAL PROPERTY RIGHTS of any THIRD PARTY.

(f)	There are no claims, judgments or settlements against or owed by LICENSOR, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to the LICENSED TECHNOLOGY, and LICENSOR has not received written notice as of the EFFECTIVE DATE of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the LICENSED TECHNOLOGY.

(g)	LICENSOR undertakes to use all COMMERCIALLY REASONABLE EFFORTS to maintain the confidential status, including, where applicable, the trade secret status, of all LICENSED KNOW-HOW.

(h)	LICENSOR and its AFFILIATES have not been debarred or subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or subject of a conviction described in such Section 306.
8.03
THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE 8.00 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE MANUFACTURE, USE AND/OR SALE OF THE LICENSED PRODUCT IN THE TERRITORY, WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS HELD BY A THIRD PARTY. ALL OTHER IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.
Article 9.00 — Liability
9.01
Each party shall notify the other if it becomes aware of any claims, actions, suits, losses, liability costs or expenses alleged to be caused by or resulting from the use or consumption of the LICENSED PRODUCT in the TERRITORY (“CLAIMS”). LICENSOR and LICENSEE shall cooperate to the extent possible, in the defense of any such CLAIMS, and each party may, at its expense, have counsel of its choice present at proceedings on any such CLAIMS or negotiations pertaining thereto. Neither party shall take any action with respect to such CLAIMS to materially prejudice the interest of the other party. As to any such CLAIMS in which a party is named as a party, defendant, or is or could be liable, each party agrees that no settlement of any such CLAIMS shall be concluded without the prior consent of the other party, which consent shall not be unreasonably withheld.
9.02
LICENSEE shall indemnify and hold LICENSOR and its AFFILIATES, and their officers, directors and employees, free and harmless from any loss, damage, claim, suit, cost or expense (including attorneys’ fees) arising from (i) *** *** ***.
9.03
LICENSOR shall indemnify and hold LICENSEE and its AFFILIATES, and their officers, directors and employees, free and harmless from any loss, damage, claim, suit, cost or expense (including attorney’s fees) arising from ***.
9.04
During the TERM and for a period of *** thereafter, each party at its sole expense, shall obtain and/or maintain insurance, including, but not limited to, product liability insurance in such amount as is reasonable and adequate given its responsibilities and liabilities under this AGREEMENT and the product and country the subject of this AGREEMENT. Upon request, each party shall provide the other party with a duplicate original copy of such insurance policy.
9.05
Notwithstanding any provision to the contrary in this AGREEMENT, in no event (including fault, negligence or strict liability of either party) shall either party be liable to the other for indirect, incidental or consequential or punitive damages or loss of profit or loss of use related to any claim, cause of action, proceedings or judgement arising in connection with this AGREEMENT.
9.06
The provisions of this Article 9.00 shall survive the termination or expiration of this AGREEMENT.

Article 10.00 — LICENSED TECHNOLOGY
10.01
LICENSEE shall market and sell the LICENSED PRODUCT in the TERRITORY, using exclusively the LICENSED TRADEMARK. Without prejudice to the above provisions, in the event that LICENSEE reasonably determines to use another trademark other than the LICENSED TRADEMARK to market and sell the LICENSED PRODUCT in the TERRITORY (“OTHER TRADEMARK”), LICENSEE shall be entitled to do so and LICENSEE shall own such OTHER TRADEMARK. In the event LICENSEE markets and sells the LICENSED PRODUCT under the OTHER TRADEMARK, then during the TERM, and after its termination for any reason whatsoever, LICENSOR shall not, directly or indirectly, use, file or register the OTHER TRADEMARK or trade name identical with or confusingly similar to the OTHER TRADEMARK.
10.02
To the extent permitted by applicable law and regulation, the parties hereby agree that the packaging of the LICENSED PRODUCT, as well as the written promotional materials used by LICENSEE in the TERRITORY for the LICENSED PRODUCT, shall bear the legend “Under license of Chiesi Farmaceutici S.p.A.”. Notwithstanding the foregoing, all packaging and promotional materials used by LICENSEE with respect to the LICENSED PRODUCT shall fully comply with applicable laws where sold in the TERRITORY. Without prejudice to the foregoing, samples of all packaging and written promotional materials, solely to the extent related to the LICENSED PRODUCT, shall be ***.
10.03
LICENSEE acknowledges the validity of LICENSOR’s right, title and interest in and to the LICENSED TECHNOLOGY and LICENSOR may terminate this AGREEMENT in accordance with the provisions of Section 12.02 herein below if LICENSEE takes any action which:
10.03.01	- materially impairs any such right, title or interest in the TERRITORY; or

10.03.02	- challenges the validity, scope or enforceability of the LICENSED TRADEMARK, or the substantial and secret nature of the LICENSED KNOW HOW, each in the TERRITORY.
10.04
During the TERM, and after its termination for any reason whatsoever, LICENSEE shall not, directly or indirectly, use, file or register any trademark or trade name identical with or confusingly similar to the LICENSED TRADEMARK, provided the above prohibition shall not apply with respect to the OTHER TRADEMARK. Furthermore, during the TERM, and after its termination for any reason whatsoever, LICENSEE shall not apply, before any authority of any country, for the registration of any internet domain name (nor any other creative expression that may be the subject of registration), containing, in any form or graphic character, the name “CHIESI” and/or the LICENSED TRADEMARK (excluding the OTHER TRADEMARK) used hereunder (and/or any other denomination confusingly similar to the aforesaid names).
10.05
Forthwith, on termination of this AGREEMENT, LICENSEE shall cease all use of the LICENSED TRADEMARK in connection with, or in relation to, the LICENSED PRODUCT except to the extent necessary for sales permitted under Section 12.06 (a) below.
10.06
LICENSOR and LICENSEE shall promptly notify each other of any infringement of the LICENSED TECHNOLOGY, which may come to their attention. *** may, at its option, undertake reasonable efforts to obtain discontinuance of the aforesaid infringement and, if not successful, *** may at its option bring suit against such infringer, at its own expense. Any monetary award received as a result of proceedings contemplated by this Section 10.06 shall first be used to compensate *** and *** for their respective reasonable expenses incurred in connection with such proceedings (provided that if the monetary award is not sufficient to compensate both *** and *** for their reasonable expenses incurred in connection with such proceedings, then such monetary award shall be apportioned pro-rata based on the reasonable expenses of each of the parties). Any award monies remaining after such reimbursement shall be equally shared between the parties. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.06 may be entered into by either party without the prior written consent of the other party, such consent not to be unreasonably withheld.
If *** elects not to undertake or stop undertaking reasonable efforts in order to obtain a discontinuance of said infringement within a reasonable amount of time and/or elects not to bring suit against such THIRD PARTY, *** shall promptly notify *** in writing of its election, and of the circumstance of such infringement. In such event *** shall have the right, but not the obligation, to take any and all action, at its own cost and expense, to obtain a discontinuance of the alleged infringement and/or to bring suit against such THIRD PARTY. Any monetary award received as a result of proceedings contemplated by this Section 10.06 shall first be used to compensate *** and *** for their respective reasonable expenses incurred in connection with such proceedings (provided that if the monetary award is not sufficient to compensate both *** and *** for their reasonable expenses incurred in connection with such proceedings, then such monetary award shall be apportioned pro-rata based on the reasonable expenses of each of the parties). Any award monies remaining after such reimbursement shall be added to NET SALES for the calendar quarter in which they are received and then dealt with in the manner prescribed in this AGREEMENT. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.06 may be entered into by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Each party shall execute such legal papers in connection with the foregoing as may be reasonably requested by the other party.
The parties shall reasonably cooperate with each other in all actions or proceedings described in this Section 10.06, to the extent pertaining to an alleged infringement. The non-controlling party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation (including any necessary use of its name) required to prosecute such litigation; provided that the controlling party shall reimburse the non-controlling party for out-of-pocket expenses reasonably incurred in providing such cooperation at the controlling party’s request. The non-controlling party will be entitled to be represented by counsel of its own choice at its own expense.

10.07
In the event of any claim, threat or suit by a THIRD PARTY against either LICENSEE or LICENSOR alleging infringement by the LICENSED PRODUCT of any patents or other INTELLECTUAL PROPERTY RIGHTS of such THIRD PARTY, the party receiving such notice shall promptly notify the other party in writing of such fact, and the parties shall defend in close cooperation with each other against such claim, threat or suit.
10.08
In the event that a conflict arises between the interests of LICENSOR and LICENSEE in any litigation described in this Article 10.00, the party that is not funding the litigation shall have the right to be represented by counsel of its own choice and at its sole expense.
Article 11.00 — Confidentiality
11.01
Except as otherwise provided in this Article 11, LICENSEE undertakes to maintain in strict confidence and secret and not to disclose to others, except insofar as it may be necessary in carrying out the purposes of this AGREEMENT and to bind its employees to hold to confidence and secret, the LICENSED TECHNOLOGY and any other information and data of a confidential nature which will be furnished to LICENSEE by or on behalf of LICENSOR pursuant to this AGREEMENT. The obligation of confidentiality shall remain in force for *** after any termination or expiration of this AGREEMENT, provided, that such obligation shall not terminate or expire to the extent that such confidential information relates to a trade secret, unless the provisions of Section 11.05 below shall apply.
11.02
Except as otherwise provided in this Article 11, LICENSOR undertakes to maintain in strict confidence and secret and not to disclose to others, except insofar as it may be necessary in carrying out the purposes of this AGREEMENT and to bind its employees to hold to confidence and secret, any information and data of a confidential nature which will be furnished to LICENSOR by or on behalf of LICENSEE pursuant to this AGREEMENT. The obligation of confidentiality shall remain in force for *** after any termination or expiration of this AGREEMENT, provided, that such obligation shall not terminate or expire to the extent that such confidential information relates to a trade secret, unless the provisions of Section 11.05 below shall apply.
11.03
LICENSOR recognizes that LICENSEE and/or its AFFILIATES may need to publish or otherwise present the methods and results of clinical trial activities undertaken pursuant to this AGREEMENT and agrees that LICENSEE and/or its AFFILIATES shall be permitted to present at conferences, symposia and professional meetings and to publish in journals and other publications, methods and results of clinical trials, provided, however, that ***.
11.04
Notwithstanding the foregoing, in the event that either party receives a request to disclose all or any part of the confidential information of the other party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, such party agrees to (i) immediately notify the other party of the existence, terms and circumstances surrounding such a request, and (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise ALL COMMERCIALLY REASONABLE EFFORTS to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the undisclosed information which the other party so designates.
11.05
The obligations of non-disclosure and non-use set forth in this Article 11 shall not apply to confidential information which:
(a)	was, at the time of disclosure, in the possession of the receiving party (as evidenced by its written records) and was not previously acquired from or on behalf of the disclosing party on a confidential basis,

(b)	was in the public domain prior to disclosure, or became, after disclosure, publicly known through no fault of the receiving party or any person to whom the receiving party directly or indirectly provided such confidential information,

(c)	was received from a THIRD PARTY who rightfully made such disclosure,

(d)	was approved for use or release by written authorization from the disclosing party prior to such use or release by the receiving party,

(e)	is required to be disclosed by operation of law, governmental regulation or court order provided the receiving party gives the disclosing party written notice of such required disclosure prior to making such disclosure, and the receiving party uses all reasonable effort to cooperate in securing confidential protection for such information; or

(f)	is required to be disclosed to any governmental authority or regulatory authority to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct a clinical trial with, to manufacture and to market commercially products based on the LICENSED TECHNOLOGY, provided the disclosing party is otherwise entitled to engage in such activities under this AGREEMENT and provided that confidentiality is in any case maintained on such confidential information to the extent permitted by any such authority.
Any specific confidential information shall not be deemed to fall within Section 11.05 (a), (b), (c), (d), (e) or (f) above merely because it falls within the scope of more general information within one of these exceptions.
Article 12.00 — Term and Termination
12.01
This AGREEMENT shall become effective on the EFFECTIVE DATE and shall remain in force for a term of 10 (ten) years starting from the FIRST COMMERCIAL SALE in the TERRITORY, on a country-by-country basis (the “TERM”). Thereafter, LICENSEE shall have a paid-up, royalty-free, *** license under the LICENSED TECHNOLOGY to use, develop, make and have made (including, manufacturing and packaging), register, store, handle, market, promote, distribute, sell and/or offer for sale the LICENSED PRODUCT and IMPROVEMENTS (owned or CONTROLLED by LICENSOR) in the LICENSED FIELD in the TERRITORY.
12.02
In the event that LICENSEE or LICENSOR substantially defaults or breaches any material provision of this AGREEMENT, the other party shall have the right to terminate this

AGREEMENT upon *** written notice to the other party, provided, however, that if the party in question cures such default or breach, or presents a commercially reasonable plan providing a reasonably short timeline for cure of such default or breach, within said *** period, then this AGREEMENT shall continue in full force and effect. Without limitations breaches of Section 10.03 and Article 11 herein above are incapable of cure.
12.03
In the event that either party:
(i)	is adjudicated as bankrupt or insolvent and, if such adjudication be involuntary, it is not vacated within ***; or

(ii)	any proceeding is commenced by or against such party seeking relief under any bankruptcy or insolvency law and if such proceeding be involuntary, it remains undismissed for ***; or such party, by action or answer, approves of, consents to or acquires in such proceeding or admits the material allegations of or defaults in answering a petition filed in such proceeding; or

(iii)	admits in writing its inability to pay its debts as they become due; or

(iv)	makes an assignment for the benefit of creditors;
then, in any such case, such party shall be deemed in default hereunder and the other party shall have the right, upon *** prior notice, to terminate this AGREEMENT.
12.04
In the event, through no fault of LICENSOR or otherwise due to applicable laws or factors beyond its reasonable control, LICENSEE has not filed an NDA in the US and/or an NDS in Canada by ***, LICENSOR shall have the right to *** terminate this Agreement with respect to such country/ies upon a *** prior written notice; provided, however, that if LICENSEE files the NDA and/or NDS within said *** period, then this AGREEMENT shall continue in full force and effect; further provided, that in the event that LICENSEE has a good faith belief that it can file the NDA and/or NDS, but requires a commercially reasonable extension of the requisite timelines, the parties shall make good faith efforts to meet and discuss such extension.
12.05
“CHANGE OF CONTROL” means, with respect to a party, (a) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by a THIRD PARTY (other than an AFFILIATE or any trust or fund created under a profit-sharing or other benefit plan for employees of the party undergoing the acquisition) of a beneficial interest in the securities of such party representing more than fifty percent (50%) of the combined voting power of the party’s then outstanding securities; or (b) the transfer, sale or assignment of more than fifty percent (50%) of the assets of such party to a THIRD PARTY.
(i)	Notwithstanding Section 2.03 above, in the event that LICENSEE is subject to a CHANGE OF CONTROL with a THIRD PARTY, which THIRD PARTY was, at the date of such CHANGE OF CONTROL, marketing, promoting and/or selling a LICENSEE COMPETING PRODUCT then, within *** of the completion of such CHANGE OF CONTROL to be communicated in writing by LICENSEE to LICENSOR, LICENSEE shall provide written notification to LICENSOR specifying election of one of the following two (2) alternatives:
(a)	LICENSEE accepts to divest such LICENSEE COMPETING PRODUCT within a period of *** following the completion date of such CHANGE OF CONTROL; or

(b)	LICENSEE elects to terminate this AGREEMENT which shall become effective *** from such notification of LICENSEE’s election to terminate the AGREEMENT in its entirety.
(ii)	In the event that LICENSEE is subject to a CHANGE OF CONTROL with a THIRD PARTY, which, at the date of such CHANGE OF CONTROL is in material litigation with LICENSOR, LICENSOR shall be entitled to cause LICENSEE to elect Section 12.05(i)(b) above.

(iii)	In the event of a CHANGE OF CONTROL of LICENSOR, LICENSOR shall continue to be bound by all terms and conditions of this AGREEMENT, including the provisions of Section 11.02 above.
12.06
Upon termination of this AGREEMENT pursuant to Section 3.01 A. or 12.05, or by LICENSOR pursuant to Section 6.01, 12.02 or 12.04:
(a)	LICENSEE shall promptly cease selling the LICENSED PRODUCT (except LICENSED PRODUCT currently in stock) and using the LICENSED TECHNOLOGY;

(b)	LICENSEE shall promptly return or transfer free of charge to LICENSOR, with external administrative expenses, if any, to be paid by LICENSOR, all pharmacological, toxicological and clinical original data in its possession and all technical information, and LICENSED TECHNOLOGY or material relating to the LICENSED PRODUCT in its possession; and

(c)	LICENSEE shall promptly transfer free of charge to LICENSOR, with external administrative expenses, if any, to be paid by LICENSOR, or to a company designated by LICENSOR any IND, NDA, NDS and other authorizations obtained with respect to the LICENSED PRODUCT.
12.07
Upon termination of this AGREEMENT for any reason whatsoever:
(a)	Sections 7.04, 10.01 (last sentence only) and 10.04 and Articles 9.00, 11.00, 14.00, 16.00, 17.00, 18.00, 19.00, 20.00, 21.00, 22.00 and 23.00 shall survive termination of this AGREEMENT;

(b)	Except as herein otherwise provided all other rights and obligations of the parties to each other shall terminate, provided, however, that LICENSEE shall not be released from the liability to make any and all outstanding payments to LICENSOR.

Termination of this AGREEMENT for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination.
Article 13.00 — Assignment
13.01
Either party may assign or transfer the rights granted to it under this AGREEMENT to an AFFILIATE in the TERRITORY, as required to enable such party to fulfill the purposes thereof, provided that such party shall guarantee the performance of all obligations of such AFFILIATE arising out of or resulting from this AGREEMENT. Without prejudice to the provisions of Sections 2.01 and 2.02 above, ***. Subject to Section 12.05 above, but notwithstanding the foregoing, either party may assign this AGREEMENT to a THIRD PARTY in connection with the sale or transfer of all or substantially all of its assets with respect to the business (whether by merger, asset sale or otherwise) to which this AGREEMENT is related to such THIRD PARTY.
Article 14.00 — Notice
14.01
Notices to LICENSEE shall be addressed to:
Eurand Pharmaceuticals Inc.
790 Township Line Road, Suite 250
Yardley, Pennsylvania 19067
USA
Telephone number: +1.267.759.9322
Telecopy: +1.215.968.2941
Attention: General Counsel
And notices to LICENSOR shall be addressed to:

Chiesi Farmaceutici S.p.A.
Via Palermo 26/A
43100 Parma
ITALY
Phone: +39.0521.2791
Fax: +39.0521.774468
Attention: Managing Director
Copy to: Corporate Licensing Director + Legal and Corporate
Affairs Director
Either party may change its address by giving notice to the other party.
14.02
Any notice required or provided for by the terms of this AGREEMENT shall be in writing and sent by registered mail, prepaid and properly addressed in accordance with Section 14.01.
Article 15.00 — Force Majeure
15.01
Failure of either party to perform its obligations under this AGREEMENT (excepting the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused or occasioned by act of God, or public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes, or other labour trouble, interruption of, or delay in transportation, compliance with any order, regulation or request of any government of competent jurisdiction or any officer, department, agency, including regulatory agency, or committee thereof, which compliance has also caused a delay in the performance hereunder, or by compliance with a request authorized by such government authority of any manufacturer for material to be used by it, or by any other event or circumstance of like or different character to the forgoing beyond the reasonable control of the party so failing. The party suffering an event of force majeure shall immediately notify the other party and both parties will cooperate in good faith in order to minimize the damages for both parties; provided, however, that the party whose performance has not been hindered by the force majeure shall have the right to terminate this AGREEMENT upon *** prior notice to the other, such notice to take effect only if an event of force majeure continues for more ***. Termination pursuant to the application of this Section 15.01 shall not constitute a material breach of this AGREEMENT on the part of either party.
Article 16.00 — Governing Law
16.01
This AGREEMENT shall be governed by and construed according to the laws of ***, without regard to the principles of conflicts of law.
Article 17.00 — Jurisdiction
17.01
In the event of any controversy or claim arising out of or relating to any provision of this AGREEMENT or breach thereof, the parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the parties hereby agree to resolve any controversy or claim arising from this AGREEMENT (“DISPUTE”) by submitting such DISPUTE to arbitration under the Rules of Arbitration of International Chamber of Commerce (“ICC”). Unless, the parties agree otherwise in writing, the number of arbitrators shall be three. One arbitrator shall be appointed by each party and the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration will be Milan, Italy. The language of the arbitration will be in English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The cost of any such arbitration will be divided equally between the parties, with each party bearing its own attorneys’ fees and costs. The arbitration proceedings and the decision of the arbitrators will be kept confidential by the parties and the arbitrators.

Article 18.00 — Entire Agreement
18.01
This AGREEMENT constitutes the entire agreement between the parties hereto with respect to the subject matter and supersedes all previous agreements and understandings, whether written or oral. No modification or alteration shall be binding unless in writing and signed by both parties.
Article 19.00 — Fees and Expenses
19.01
Except as otherwise expressly provided in this AGREEMENT, each of the parties shall bear and pay all fees, costs and expenses incurred by it in connection with the origin, preparation, negotiation, execution and delivery of this AGREEMENT and the transactions and other agreements and documents contemplated hereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of its representatives.
Article 20.00 — Severability and No Waiver
20.01
The parties hereto are desirous of adhering faithfully to the laws and formalities (including fiscal formalities) to which each is subject. Should any provision of this AGREEMENT be held to be unenforceable or otherwise in conflict with or in violation of such laws, the remainder of this AGREEMENT shall remain binding upon the parties and only those provisions shall be deemed to be null and void.

20.02
The waiver by either party of any right hereunder, or of a failure to perform, or of a breach by the other party, shall not be deemed a waiver of any other right hereunder, or of any other breach or failure by said party, whether of a similar nature or otherwise.
Article 21.00 — Negation of Agency
21.01
It is understood and agreed that neither party is by this AGREEMENT or anything herein contained, constituted or appointed the agent or representative of the other party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to a party any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of, or in the name of the other party, or to bind the other party in any way or manner whatsoever.
Article 22.00 — Headings
22.01
Headings are inserted for convenience and shall not by themselves determine the interpretation of this AGREEMENT.
Article 23.00 — Publicity
23.01
All public notices to THIRD PARTIES and all other publicity concerning the transactions contemplated by this AGREEMENT, including the existence or any of the terms and conditions thereof, shall be jointly planned and coordinated by LICENSEE and LICENSOR and no party shall act unilaterally in this regard without the prior written approval of the other party (such approval not to be unreasonably withheld), except with regard to disclosures made in order to comply with law or government or stock exchange regulations; provided, however, that the other party shall have an opportunity to review and promptly comment on such disclosures before they are made and the parties shall agree on the provisions of this AGREEMENT for which the parties shall seek confidential treatment, it being understood that if one party determines to seek confidential treatment for a provision for which the other party does not, then the parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The parties shall cooperate, each at its own reasonable expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.
IN WITNESS THEREOF, the parties hereto have caused this AGREEMENT to be duly executed in duplicate by their authorized officers as of the EFFECTIVE DATE.

CHIESI FARMACEUTICI S.p.A.	EURAND PHARMACEUTICALS INC.

/s/ Dr. Alberto Chiesi	/s/ Mr. Gearoid M. Faherty

Dr. Alberto Chiesi	Mr. Gearoid M. Faherty

President & Chief Executive Officer	Chief Executive Officer

APPENDIX A
To the License Agreement dated April 2, 2008 and signed between CHIESI FARMACEUTICI S.p.A. and EURAND PHARMACEUTICALS INC.
DEVELOPMENT PLAN OUTLINE
***

CHIESI FARMACEUTICI S.p.A.	EURAND PHARMACEUTICALS INC.

(signature)	(signature)

APPENDIX B
To the License Agreement dated April 2, 2008 and signed between CHIESI FARMACEUTICI S.p.A. and EURAND PHARMACEUTICALS INC.
LICENSED TRADEMARK
***

CHIESI FARMACEUTICI S.p.A.	EURAND PHARMACEUTICALS INC.

(signature)	(signature)

APPENDIX C
To the License Agreement dated April 2, 2008 and signed between CHIESI FARMACEUTICI S.p.A. and EURAND PHARMACEUTICALS INC.
•	Complete dossier of MRP 1st wave Marketing Authorization Application (MAA), including any interaction (pre and post submission) with the concerned regulatory authority, includes Response Document to the questions raised by the concerned member states.

•	Complete documentation relevant to any variation, renewal or additional application relevant to the Marketing Authorization granted in the EU.

•	Complete Pharmacovigilance data/PSURs and post approval clinical studies.

•	All further correspondence with any regulatory authority relevant to any module of the MAAs dossier.

•	Any data related to the product not included in the MAAs dossier (i.e. complete documentation relevant to any data generated during product development).

•	All clinical development plans and data generated — retrospective and current: to be updated on an ongoing basis.

•	Any freedom to operate searches (a list of the most pertaining documents emerged from our searches already provided on the occasion of the Due Diligence process)

•	All marketing materials (if relevant — according to field of use — to be provided in due course).

•	Any additional information covered under the term “LICENSED KNOW HOW” and to be updated with new “KNOW HOW” as it is generated.

CHIESI FARMACEUTICI S.p.A.	EURAND PHARMACEUTICALS INC.

(signature)	(signature)